EXHIBIT 10.29

February 14, 2024

Ionic Ventures, LLC
3053 Fillmore St., Suite 256
San Francisco, CA 94123

Re: Modification of the Amended ELOC Purchase Agreement

Dear Sirs:

Reference is made to that certain purchase agreement dated as of October 6, 2022 (the “Original ELOC Purchase Agreement”), as amended by those certain letter agreements (the “Letter Agreements”) by and between Remark Holdings, Inc. (“Remark” or the “Company”) and Ionic Ventures LLC (“Ionic”), dated as of January 5, 2023; July 12, 2023; August 10, 2023 and September 15, 2023, and by the first amendment, dated January 9, 2024, to the purchase agreement dated as of October 6, 2022 (as amended, the “Amended ELOC Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended ELOC Purchase Agreement.

On February 12, 2024, the Company was notified by the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that it has determined to delist the shares of the Company from The Nasdaq Stock Market based upon the Company’s non-compliance with the net income standard in Listing Rule 5550(b)(3) and the annual shareholders’ meeting requirement in Listing Rule 5620(a) (the “Delsiting”). Trading of the Company’s common stock will be suspended at the opening of business on February 14, 2024 (the “Suspension”). Thereafter, Nasdaq will file a Form 25-NSE with the SEC to formally delist the Company’s common stock. Nasdaq has not specified the exact date on which the Form 25-NSE will be filed. In connection with the suspension of trading on Nasdaq, the Company expects that its common stock will trade under its current trading symbol MARK on the OTC Markets system, effective with the open of the markets on the day that Nasdaq notifies the Financial Industry Regulatory Authority of the delisting, which we expect will be February 14, 2024.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, the following modifications to the Amended ELOC Purchase Agreement.

(1)Remark and Ionic desire to amend the Amended ELOC Purchase Agreement pursuant to and in accordance with the terms set forth herein.

(2)The below-listed definition set forth in Section 1 of the Original ELOC Purchase Agreement is hereby amended and restated in its entirety as follows:

“Principal Market” means The Nasdaq Capital Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca or the OTC Bulletin Board (it being understood that as used herein “OTC Bulletin Board” shall also mean any successor or comparable market quotation system or exchange to the OTC Bulletin Board such as the OTCQB operated by the OTC Markets Group, Inc.), then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded or any successor thereto.
800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com

(3)Any references to “Nasdaq” or the “Nasdaq Capital Market” set forth in the Amended ELOC Purchase Agreement shall be amended to read the “Principal Market.”

(4)Section 4 (cc) of the Original ELOC Purchase Agreement is hereby amended as follows: The Common Shares are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares pursuant to the Exchange Act nor has the Company received any notification that the SEC is currently contemplating terminating such registration. Except as disclosed on Schedule 4(cc), the Company has not, in the twelve (12) months preceding the date hereof, received any notice from any Person to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. Except as disclosed on Schedule 4(cc), the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(5) Ionic hereby agrees to forbear from enforcing any noncompliance with any of the covenants included in the Amended ELOC Purchase Agreement (including, but not limited to, Section 8(b) of the Original ELOC Purchase Agreement) as a result of the Delisting and/or the Suspension.
(6) For purposes of this Letter Agreement only although the Delisting and/or Suspension shall be viewed as an Event of Default under Section 10(b) of the Original Purchase Agreement; provided, however, that the parties agree that so long as the Company’s Principal Market is either the OTCQB, OTCQX, or OTCBB or any successor thereto, then the term Regular Purchase Price” shall mean, with respect to any Regular Purchase made pursuant to Section 2(a) hereof, 80% (the “RPP Percentage”) of the lowest daily VWAPs during a Regular Purchase Measurement Period (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split or other similar transaction that occurs on or after the date of this Agreement).. For the avoidance of doubt, the Delisting and/or the Suspension shall not prevent the Company from delivering to Ionic a Regular Purchase Notice, so long as such “Regular Purchase” does not exceed $500,000.
The Company hereby reaffirms all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect. This Letter Agreement and the Amended ELOC Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, waive or modify any right, power or remedy under, or any other provision of, the Amended ELOC Purchase Agreement.

All communications and notices hereunder shall be given as provided in the Amended ELOC Purchase Agreement. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Amended ELOC Purchase Agreement, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Amended ELOC Purchase Agreement and (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

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800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com

Kindly confirm your agreement with the above by signing in the space indicated below and providing an executed copy of this letter in PDF format to the undersigned. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

REMARK HOLDINGS, INC.

		By:	/s/ Todd Brown
		Name:	Todd Brown
		Title:	Vice President - Finance & Corporate Secretary

AGREED AND ACCEPTED:

IONIC VENTURES, LLC

By:	/s/ Brendan O'Neil
Name:	Brendan O'Neil
Title:	Authorized Signatory

800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com